Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-281011

$650,000,000

5.90% First and Refunding Mortgage Bonds,

Series 2025B, Due 2055

SUMMARY OF TERMS

Security:	5.90% First and Refunding Mortgage Bonds, Series 2025B, Due 2055 (the “Series 2025B Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$650,000,000

Expected Ratings of Securities*:	A2 / A- / A- (Stable / Stable / Stable) (Moody’s / S&P / Fitch)

Trade Date:	January 6, 2025

Settlement Date**:	January 9, 2025 (T+3)

Maturity:	March 1, 2055

Benchmark US Treasury:	4.250% due August 15, 2054

Benchmark US Treasury Price:	90-16

Benchmark US Treasury Yield:	4.858%

Spread to Benchmark US Treasury:	T + 108 bps

Reoffer Yield:	5.938%

Coupon:	5.90%

Coupon Payment Dates:	March 1 and September 1

First Coupon Payment Date:	September 1, 2025

Public Offering Price:	99.454% of Principal Amount

Optional Redemption:	Callable at any time prior to September 1, 2054, in whole or in part, at a “make whole” premium of 20 bps, plus accrued and unpaid interest thereon to but excluding the date of redemption.

At any time on or after September 1, 2054, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400JH7/US84200JH78

Joint Book-running Managers:	BofA Securities, Inc. (“BofA Securities”)
MUFG Securities Americas Inc. (“MUFG”)
RBC Capital Markets, LLC (“RBC Capital Markets”)

BMO Capital Markets Corp.
Mizuho Securities USA LLC
PNC Capital Markets LLC
Truist Securities, Inc.
Wells Fargo Securities, LLC

Co-managers:	Academy Securities, Inc.
Bancroft Capital, LLC
Blaylock Van, LLC
Cabrera Capital Markets LLC
CastleOak Securities, L.P.
C.L. King & Associates, Inc.
Guzman & Company
Loop Capital Markets LLC
Mischler Financial Group, Inc.
Penserra Securities LLC
R. Seelaus & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series 2025B Bonds on the Trade Date or the following business day will be required, by virtue of the fact that the Series 2025B Bonds initially will not settle in T+1, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, BofA Securities, MUFG or RBC Capital Markets can arrange to send you the prospectus and prospectus supplement if you request them by calling BofA Securities at 1-800-294-1322, MUFG at 1-877-649-6848 or RBC Capital Markets at 1-866-375-6829.